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                                                                    EXHIBIT 99.1


ACCRUE SOFTWARE ANNOUNCES TRANSFER OF STOCK LISTING TO NASDAQ SMALLCAP MARKET

FREMONT, Calif.--(BUSINESS WIRE)--May 20, 2002--Accrue(R) Software, Inc. (NASDAQ:ACRU - News) today announced NASDAQ approval of its application to have its common stock traded on the NASDAQ SmallCap Market. This transfer will be effective at the opening of business on Tuesday, May 21, 2002. The Company's common stock will continue to trade under the symbol ACRU on the Nasdaq SmallCap Market.

The Company was notified that it did not comply with the requirements for continued listing on NASDAQ's National Market System. "Rather than pursue the appeals process to seek continued listing on the National Market System at this time, we decided to apply voluntarily for trading on the SmallCap Market. This allows us to maintain our focus and devote our resources to achieving our near term business objectives, which is a key to qualifying for a return to listing on the NASDAQ's National Market System. We believe the transfer to the SmallCap Market is in the best interests of our shareholders as it will better protect the trading continuity of the stock as we pursue these business objectives," said Jonathan D. Becher, Interim President and Chief Executive Officer of Accrue Software.

About Accrue Software

Accrue Software is a leading provider of enterprise-level analytic solutions that help companies understand, predict, and respond to Internet customer behavior. Accrue's products enable companies to increase the effectiveness of Internet marketing and merchandising initiatives, better manage customer interactions across multiple channels, and streamline business operations. With Accrue's solutions, companies transform volumes of complex Internet data into actionable information that executives and managers use to drive key business decisions and improve the return on their Internet investment. Accrue has more than 600 customers, including industry leaders such as Citigroup, Dow Jones & Company, Eastman Kodak, Lands' End, Macy's, Lycos Europe, and Deutsche Telekom.

Accrue Software was founded in 1996 and is headquartered in Fremont, Calif., with international headquarters in Cologne, Germany. Accrue Software can be reached at 1-888-4ACCRUE or 510-580-4500 and at www.accrue.com.

Accrue is a trademark of Accrue Software, Inc. All other trademarks are the sole property of their respective owners.

Except for the historical information contained herein, the matters discussed in the news release are forward-looking statements that involve risks and uncertainties that could cause actual results, future revenues or earnings to differ materially from those in such forward-looking statements. These forward-looking statements are made only as of the date of this press release,
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and Accrue undertakes no obligation to update or revise the projections of revenue and earnings, or the other forward-looking statements, whether as a result of new information, future events or otherwise. Accordingly, you should not place undue reliance on these projections of future revenue and earnings, and other forward-looking statements. Such risks and uncertainties include, but are not limited to the Company's inability to satisfy the continued listing requirements for its common stock on the Nasdaq SmallCap Market or to accomplish a return to listing as a Nasdaq National Market security and general economic conditions. These and other risk factors are described in detail in the Company's Registration Statement on Form S-1, and in the Company's other filings, which are on file with the Securities and Exchange Commission (http://www.sec.gov).

Contact:
     Accrue Software
     Greg Carson, 510/580-4500
         or
     Kalt Rosen & Co.
     Howard Kalt, 415/397-2686


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